Exhibit 22.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-288658, 333-227475, 333-221791) and Form S-3 (333-263876, 333-254189, 333-237043, 333-222999) of our report dated March 25, 2026, with respect to the consolidated financial statements of Exicure, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY
March 25, 2026